
A350 AIRBUS

CIRCOR | Energy | Aerospace & Defense

First Quarter 2016 Investor Review

Presented April 29, 2016

Safe Harbor

This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors, which are, in some cases, beyond the control of CIRCOR. Any statements in this presentation that are not statements of historical fact are forward-looking statements, including, but not limited to, those relating to CIRCOR's future performance, the realization of cost reduction due to restructuring activity and achievement of management's guidance. Actual events, performance or results could differ materially from the anticipated events, performance or results expressed or implied by such forward-looking statements. BEFORE MAKING ANY INVESTMENT DECISIONS REGARDING OUR COMPANY, WE STRONGLY ADVISE YOU TO READ THE SECTION ENTITLED "RISK FACTORS" IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AND SUBSEQUENT REPORTS ON FORMS 10-Q and 10-Q/A WHICH CAN BE ACCESSED UNDER THE "INVESTORS" LINK OF OUR WEBSITE AT WWW.CIRCOR.COM. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

Within this presentation the Company uses non-GAAP financial measures, including EBITDA, or earnings before interest, taxes, depreciation and amortization, adjusted net income, adjusted earnings per diluted share, adjusted operating income, adjusted operating margin, net debt, free cash flow and organic growth. These measures are intended to serve as a complement to results provided in accordance with accounting principles generally accepted in the United States. CIRCOR believes that such information provides an additional measurement and consistent historical comparison of the Company's performance. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in the Company's first-quarter 2016 news release available on its website at www.CIRCOR.com.

Figures labeled "Adjusted" exclude certain charges and recoveries. A description of these charges and recoveries and a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in the Company's first-quarter 2016 news release available on its website at www.CIRCOR.com. Organic revenue change excludes the current period impact of businesses acquired until the one year anniversary of the acquisition and changes in foreign exchange rates.

First-Quarter Highlights

- Delivered Revenue of $151 million and Adjusted EPS of $0.52
- Accelerated cost control and restructuring to improve bottom-line performance
- Achieved Energy adjusted operating margin of 12.6%
- Expanded Aerospace & Defense adjusted operating margin to 9.3%

Energy Segment Highlights

($ millions)

	Q1 2016	Q1 2015	YOY Change
Revenues	112.6	127.6	(12%)
Adjusted operating margin	12.6%	13.8%	(120 bps)

- **Revenues decreased 16% organically**
  - Lower upstream distributed valve and instrumentation sales
  - Higher large international projects volume
  - Negative FX impact of ~$0.6 million
- **Adjusted operating margin decreased 120 bps**
  - Reduced volume, primarily distributed valves
  - Continued productivity, sourcing and restructuring savings

Aerospace & Defense Segment Highlights

($ millions)

	Q1 2016	Q1 2015	YOY Change
Revenues	38.2	38.3	--
Adjusted operating margin	9.3%	8.0%	130 bps

- **Revenues increased 1% organically**
  - Higher fluid control and actuation sales
  - Lower sales from defense programs
  - Negative FX impact of ~$0.4 million
- **Adjusted operating margin increased 130 bps**
  - Favorable pricing
  - Continued benefit from productivity and restructuring actions

Q1 P&L Highlights

(in millions, except per share data)

	Q1 2016			Q1 2015		
	Reported	Restructuring & Special Charges	Adjusted	Reported	Restructuring & Special Charges	Adjusted
Sales	$ 150.8	$ -	$ 150.8	$ 165.9	$ -	$ 165.9
Operating Income	5.5	5.8	11.3	12.3	2.2	14.6
Net Interest (expense)	(0.6)	-	(0.6)	(0.6)	-	(0.6)
Other Income	0.5	-	0.5	0.5	-	0.5
Pre-Tax Income	5.4	5.8	11.2	12.2	2.2	14.4
Provision for income taxes	(1.5)	(1.1)	(2.6)	(3.3)	(0.5)	(3.8)
Net Income	$ 3.9	$ 4.7	$ 8.6	$ 8.9	$ 1.7	$ 10.6
Tax Rate	28.2%		23.2%	26.9%		26.6%
Diluted EPS	$ 0.23	$ 0.29	$ 0.52	$ 0.50	$ 0.10	$ 0.60
Weighted Avg. Diluted Shares	16.5		16.5	17.7		17.7

Cash Flow and Debt Highlights

($ millions)

	Q1 2016	FY 2015
Cash Flow from Operations	7.7	27.1
Capital Expenditures, net	(3.9)	(10.5)
Free Cash Flow	3.7	16.6

	3-Apr-16	31-Dec-15
Total Debt	97.8	90.5
Cash and Cash Equivalents	66.6	54.5
Net Debt	31.2	36.0
Total Debt to Equity	24%	23%

Q2 2016 Guidance as of April 29, 2016

($ millions, except per share data)

	Q2 2016 Low	Q2 2016 High
Revenue	**$135**	**$145**
Expected Adjusted Earnings Per Common Share (Diluted)	**$0.38**	**$0.48**
Less:		
Restructuring related charges, net of tax; Special charges, net of tax	0.22	0.19
Expected Earnings Per Common Share (Diluted)	**$0.16**	**$0.29**

Note: Assumes current exchange rates and tax rate of 28% - 29%